PURCHASE AGREEMENT

Parties.     The parties to this Purchase Agreement (“Agreement”) are Nevada Power Company (“SELLER”) and Coast Hotels and Casinos, Inc. (“PURCHASER”) (collectively the SELLER and the PURCHASER are referred to as the “Parties”).

Terms.     In consideration of the mutual terms and conditions set forth herein, the Parties agree as follows:

1.     Property. SELLER agrees to sell to PURCHASER, and PURCHASER agrees to purchase from SELLER, the real property described in Exhibit “A” (the “Property”). 2. Purchase Price. The purchase price for the Property, including the Deposit, shall be twenty million, seven hundred thousand dollars ($20,700,000) (the “Purchase Price”). This Purchase Price shall be subject to Section 33 herein.

3.     Earnest Money Deposit. Within three (3) business days after the Effective Date of this Agreement (as defined in Section 34), PURCHASER shall deposit the sum of five hundred thousand dollars ($500,000.00) as an earnest money deposit with Nevada Title Company, Attn: Carla Burchard, 2500 North Buffalo Drive, Suite 150, Las Vegas, NV 89128, telephone: 702-251-5159, facsimile: 702-966-5848 (the “Title Company”) as escrow agent to be held in an interest bearing account. The earnest money deposit, and the interest earned on the deposit are referred to as the “Deposit”. If and when Closing occurs, the Deposit shall be applied to the Purchase Price of the Property. The Deposit shall be in the form of wire transfer, cash or a cashier’s check made payable to the Title Company, unless the SELLER agrees otherwise.

4.     Escrow Instructions. The purchase and sale of the Property shall be consummated through an escrow (the “Escrow”) to be established at Nevada Title Company (the “Title Company ” or “Escrow Holder”). The Escrow shall be opened within three (3) business days following the Effective Date by delivery to Escrow Holder of a fully executed copy of this Agreement which shall constitute Escrow Holder’s instructions. The Parties agree to execute and deliver to Escrow Holder such additional and supplemental instructions as Escrow Holder may require in order to clarify Escrow Holder’s duties under this Agreement; provided, however, that in the event of any conflict or inconsistency between this Agreement and any instructions delivered to Escrow Holder the terms of this Agreement and any instructions delivered to Escrow Holder shall govern the duties of Escrow Holder and the rights and obligations of the Parties. In addition, the Parties agree as follows:

4.1	Close of Escrow. The term “Close of Escrow” shall mean the time when Escrow Holder shall have recorded all of the instruments to be recorded as required to provide good, marketable and insured title to the Property.

4.2	Closing Date. The closing of the sale of the Property (the “Closing”) shall be held at the office of the Title Company on or before January 17, 2003, unless the Parties agree on another Closing date (the “Closing Date”).

4.3	Title Documents/Insurance. SELLER shall provide, at SELLER’S expense, to PURCHASER a title commitment issued by the Title Company, together with exceptions by which SELLER holds title to the Property, legible copies of any instruments listed in the legal description for the Property, and legible copies of all exceptions to title. At Closing, SELLER shall have the Title Company issue to PURCHASER an ALTA extended coverage owner’s policy of title insurance, insuring title and access to the Property as of the Closing Date in the amount of the Purchase Price subject to title exceptions acceptable to PURCHASER in its reasonably exercised discretion and as specifically provided for in this Agreement. At Closing, SELLER shall provide to PURCHASER and the Title Company, at SELLER’S expense, an ALTA survey and ALTA survey map conforming to ALTA/ACSM minimum standard requirements as revised in 1999. PURCHASER has requested ALTA extended coverage and has agreed to pay the difference between the premium cost of the ALTA coverage and CLTA standard coverage.

4.4	Property Taxes and Assessments. Property taxes and assessments shall be prorated as of the Closing Date and based on the most recent ascertainable tax bill or the current assessment of the Property.

4.5	Closing Costs and Fees. The real property transfer tax shall be paid by SELLER and the recording costs shall be paid by PURCHASER. SELLER shall pay title insurance premiums equal to the premium cost of a CLTA standard coverage owner’s policy in the amount of the Purchase Price, and PURCHASER shall pay the additional premium amount for ALTA extended coverage. All other Closing costs incurred through escrow, including the fees and costs of the Escrow Holder shall be borne by the Parties equally.

4.6	Closing Documents. At Closing, SELLER shall execute and deliver to PURCHASER or its assigns a good and sufficient Grant, Bargain and Sale Deed in a form acceptable to the Parties, conveying good, marketable and insured title to the Property, except such easements, restrictions and other exceptions as shall be acceptable to PURCHASER in its reasonably exercised discretion and as specifically provided for in this Agreement. In addition, the lease between the Parties dated the 1st day of November, 1982, shall automatically terminate at the time of Closing, and at Closing the Parties shall execute such lease termination document, in form suitable for recording, as PURCHASER may reasonably request.

5.     Inspections and Contingency Period. The Parties agree that PURCHASER’S satisfaction upon the review and inspection provided for herein is a specific condition precedent to the obligation of PURCHASER to purchase the Property. PURCHASER shall have until 5:00 p.m., Pacific Time, January 15, 2003, in which to review the documents and to make the inspections described below (the “Inspection Period”), unless extended as provided herein. In addition, the Parties agree as follows:

5.1	Due Diligence: Inspection; Right of Entry. PURCHASER has leased the Property from SELLER since November of 1982, and therefore, has access to the Property for surveying, mapping, physical and environmental inspection, conducting an appraisal and other reasonable purposes related to the sale of the Property. PURCHASER hereby indemnifies and holds harmless SELLER from and against any and all claims, liens, damages, losses, and causes of action which may be asserted by PURCHASER or PURCHASER’S employees, agents, or any third party who enters upon the Property or conducts tests related to the Property at the request of or on behalf of PURCHASER or its agents.

5.2	Election At The End Of The Inspection Period. During the Inspection Period and prior to Closing, PURCHASER may make the above-described physical and environmental inspections, applications, reviews, studies, appraisals, evaluations or surveys required to satisfy itself as to the acceptability and suitability of the Property for purchase. Should, for any or no reason and in its sole discretion, PURCHASER not be satisfied that the Property is acceptable or suitable, PURCHASER shall notify SELLER in writing on or before the expiration of the Inspection Period of its dissatisfaction, at which time this Agreement shall be considered null and void and of no further force and effect and the Deposit shall be promptly returned to PURCHASER, however, if the objections of PURCHASER are to title or other defects which SELLER can reasonably cure prior to Closing, then SELLER shall have the right to cure such defects to the reasonable satisfaction of PURCHASER prior to Closing. PURCHASER shall, at any time, have the right to waive the conditions precedent to its performance under this Agreement before the end of the Inspection Period and if PURCHASER elects to waive the conditions precedent to its performance, this Agreement will remain in full force and effect and the Deposit shall become non-refundable except as otherwise provided herein. Failure of PURCHASER to notify SELLER of its dissatisfaction prior to the expiration of the Inspection Period shall be deemed a waiver of this condition precedent and acceptance of the Property as suitable for purchase, as required above. If PURCHASER gives notice to SELLER of an unacceptable environmental condition and requests that SELLER correct or remediate the condition, SELLER may elect to (a) correct or remediate the condition at SELLER’S expense and on terms acceptable to both Parties; or (b) terminate the Agreement, in which event the Deposit promptly shall be returned to PURCHASER.

6.     Easements. At the time of Closing, PURCHASER shall grant to SELLER easements (“Easements”), without cost to SELLER, over, upon, across and under the Property for the operation of SELLER’S existing and future facilities (“Easements”) by the recording at Closing of one or more grants of easements (collectively, “Grant of Easements”) satisfactory to both SELLER and PURCHASER. Agreement of SELLER and PURCHASER as to the Easements and the form and substance of the Grant of Easements shall be conditions precedent to the obligations of both SELLER and PURCHASER to effect Closing, which conditions are for the benefit of both SELLER and PURCHASER. If SELLER and PURCHASER fail to agree on the nature and extent of the Easements and/or the form and substance of the Grant of Easements on or before the Closing Date, then either Party may terminate this Agreement upon notice to the other, in which event the Deposit shall be immediately refunded and paid to PURCHASER.

7.     Condemnation. In the event any condemnation proceedings are instituted with respect to the Property, then SELLER shall promptly notify PURCHASER thereof. If such condemnation applies to a substantial portion (hereinafter defined) of the Property, then SELLER and PURCHASER shall each have the option to terminate this Agreement upon written notice to the other given within five (5) business days after delivery of SELLER’S notice to PURCHASER, in which event the Deposit shall be returned to PURCHASER. For purposes of condemnation, a substantial portion of the Property shall be deemed to mean ten percent (10%) or more of the Property or of the improvements located on the Property, including electrical facilities. If this Agreement is not terminated, then PURCHASER shall consummate the purchase of the Property without reduction in the Purchase Price. In the event PURCHASER consummates the purchase of the Property, then the right to collect any condemnation award shall be assigned by SELLER to PURCHASER. SELLER shall not agree to or accept any compromise or condemnation award without obtaining PURCHASER’S written approval thereof, which shall not be unreasonably withheld, conditioned or delayed.

8.     SELLER’S Representations. As of the Effective Date and the Closing Date, SELLER represents and warrants the following:

8.1	SELLER is the record owner of the Property, including specifically, without limitation, the sand, gravel and minerals, to be conveyed hereunder.

8.2	There are no actions, suits, proceedings or investigations pending or, to the best of SELLER’S knowledge threatened, against or affecting the Property, or arising out of SELLER’S conduct on the Property or which would affect the ability of the SELLER to fulfill its obligations under this Agreement.

8.3	To the best of SELLER’S knowledge, SELLER is in compliance with the laws, orders, and regulations of each governmental department, commission, board, or agency having jurisdiction over the Property in those cases where noncompliance would have a material adverse effect on the Property.

8.4	To the best of SELLER’S knowledge, the Property is not in violation of any federal, state or local law, ordinance or regulation relating to environmental conditions on, under or about the Property, including, but not limited to, soil and groundwater conditions.

8.5	SELLER has not created or suffered any possessory or non-possessory right or interest in favor of any person that is not of record as of the date of this Agreement and will not create any such right or interest between the Effective Date and Closing.

8.6	PURCHASER acknowledges that all or a portion of SELLER’S power lines, poles and related facilities that are currently located within the northerly forty-eight (48) feet of the Property (collectively, the “Facilities”) may be relocated underground within the public right-of-way of Flamingo Road (“Undergrounding”). SELLER has made no assurances that the Undergrounding will occur.

8.7	PURCHASER acknowledges that the Property is subject to an easement for the construction and operation of a “Monorail System”. PURCHASER agrees to be bound by the terms of this easement.

8.8	PURCHASER acknowledges that the Property has been subject to a lease between SELLER and the Flamingo Hilton and Tower and a lease between SELLER and Battista’s Hole in the Wall, Inc. SELLER represents and warrants that it is not in default of either of such leases; that both leases have been terminated; and that the tenants have vacated and ceased occupancy and use of the premises which were the subject of the leases, although certain tenant fixtures and improvements remain on those premises.

9.     Condition of Property, Liability. During the Inspection Period the PURCHASER has the right to inspect the condition of the Property. PURCHASER acknowledges that the Inspection Period is an adequate period to inspect the Property and agrees that the Property will be delivered by SELLER to PURCHASER at Closing in its AS IS WHERE IS CONDITION, except for SELLER’S express representations and warranties contained in this Agreement. In addition, PURCHASER agrees that it is purchasing the Property without any contingencies, including, but not limited to, zoning changes or the issuance of permits, except those conditions and contingencies contained in this Agreement.

10.     PURCHASER’S Representations. PURCHASER represents the following:

10.1	PURCHASER has all necessary power, right, authority and capacity to enter into and perform this Agreement in accordance with its terms.

10.2	This Agreement has been duly executed by PURCHASER and the execution and performance of this Agreement will not violate any agreement to which PURCHASER is a party or to which PURCHASER may by bound. There are no suits or actions pending that would in any way interfere with the ability of PURCHASER to carry out this Agreement.

10.3	PURCHASER has leased the Property from SELLER since the 1st day of November, 1982. To the best of PURCHASER’S knowledge, the Property is not in violation of any federal, state or local law, ordinance or regulation relating to environmental conditions on, under or about the Property, including, but not limited to, soil and groundwater conditions. Neither PURCHASER, nor to the best of PURCHASER’S knowledge any third party, has used, generated, manufactured, refined, produced, processed, stored or disposed of on, or under the Property or transported to or from the Property any Hazardous Materials. For the purposes hereof, “Hazardous Materials” shall mean any flammable explosives, radioactive materials, asbestos, petroleum, organic compounds known as polychlorinated biphenyls, chemicals known to cause cancer or reproductive toxicity, pollutants, contaminants, hazardous wastes, toxic substances or related materials, including, without limitation, any substances defined as or included in the definition of “hazardous substances”, “hazardous material” or “toxic substances” in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. Sec. 9601, et seq., the Hazardous Materials Transportation Act, 49 U.S.C. Sec. 1801, et seq., the Resource Conservation and Recovery Act, 42 U.S.C. Sec. 6901 et seq., or any other federal, state or local statute, law, ordinance, code, rule, regulation, order, decree or other requirement of governmental authority regulating, relating to or imposing liability or standard of conduct concerning any hazardous, toxic or dangerous substance or material, as now or at any time hereafter in effect, and in the regulations adopted, published and/or promulgated pursuant to said laws.

11.     SELLER’S Remedies. If SELLER fully performs or tenders performance of its obligations under this Agreement, and if all conditions to PURCHASER’S obligations to effect Closing have been fulfilled or waived and PURCHASER fails to perform its obligations under this Agreement, and if there is no Closing because of this failure, then the entire amount of the Deposit shall be retained by SELLER as liquidated damages under this Agreement. The Parties hereby acknowledge and agree that SELLER’S damages would be difficult or impossible to determine and that the amount of the Deposit is the parties’ best and most accurate estimate of the damages SELLER would suffer in the event the transaction provided for in this Agreement fails to close, and is reasonable under the circumstances existing as of the date of this Agreement. The Parties agree that SELLER’S right to retain the Deposit shall be the sole remedy of SELLER if PURCHASER fails to perform its obligations under this Agreement to effect Closing.

12.     PURCHASER’S Remedies. If PURCHASER fully performs or tenders performance of its obligations under this Agreement and SELLER fails to perform its obligations under this Agreement, then PURCHASER may elect, at PURCHASER’S sole option to:

12.1	terminate this Agreement and be released from its obligations hereunder, in which event the Deposit shall be returned to PURCHASER; or

12.2	commence an action against SELLER for specific performance of this Agreement.

Under no circumstances shall SELLER be liable to the PURCHASER for any punitive, consequential, indirect, exemplary or incidental damages, including, but not limited to, damages based upon lost revenues or profits.

13.     Notices. All notices required or permitted hereunder will be deemed to have been delivered only upon actual delivery thereof. All notices required or permitted hereunder shall be given by hand delivery, or sent by Telecopier, or sent by Federal Express or other courier for delivery at the soonest possible time offered by such courier, directed as follows:

To Seller: Victor H. Pena Senior Vice President and Chief Administrative Officer Nevada Power Company 6226 W. Sahara Avenue, MS 3 Las Vegas, NV 89146 [Telecopier No.: (702) 367-5809]

To Purchaser: Harlan D. Braaten President and Chief Operating Officer Coast Hotels and Casinos, Inc. 4500 West Tropicana Avenue Las Vegas, NV 89103 [Telecopier No.: (702) 365-7566]

With copy similarly given to: K. Michael Leavitt Leavitt, Sully & Rivers 601 E. Bridger Ave. Las Vegas, NV 89101 [Telecopier No.: (702) 382-2892>

14.     Broker’s Commission. SELLER agrees to indemnify, defend and hold harmless PURCHASER from and against any and all liability, claims, demands, damages and costs of any kind arising out of or in connection with the commission or fee claim of any other broker or finder making claim as the result of a claimed agreement with or obligation of SELLER. PURCHASER agrees to indemnify, defend and hold harmless SELLER from and against any and all liability, claims, demands, damages and costs of any kind arising out of or in connection with commission or fee claims of a broker or finder other than Broker who makes claim as the result of a claimed agreement with or obligation of PURCHASER.

15.     Assignment. Neither Party shall assign its interest in this Agreement without the written permission of the other except that PURCHASER shall have the right to transfer or assign its interest under this Agreement to any subsidiary, affiliate of PURCHASER, provided that any such assignee is solely owned, directly or indirectly, by PURCHASER.

16.     Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective heirs, representatives, successors and permitted assigns.

17.     Headings; Exhibits; Cross References. The headings and captions used in this Agreement are for convenience and ease of reference only and shall not be used to construe, interpret, expand or limit the terms of this Agreement. All exhibits attached to this Agreement are incorporated herein by references thereto contained herein. All references in this Agreement to Articles, Sections and Exhibits shall be to Articles, Sections and Exhibits of or to this Agreement, unless otherwise specified.

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18.     Counterparts; Facsimile Signatures. This Agreement may be executed in counterparts, all of which shall constitute one agreement which shall be binding on all of the parties, notwithstanding that all of the parties are not signatories to the original or the same counterpart. Signatures may be evidenced by facsimile transmission and at the request of any party documents with original signatures shall be provided to the other party.

19.     Severability. In the event that any phrase, clause, sentence, paragraph, section, article or other portion of this Agreement shall become illegal, null or void, or against public policy, for any reason, or shall be held by any court of competent jurisdiction to be illegal, null and void, or against public policy, the remaining portions of this Agreement shall not be affected thereby and shall remain in force and effect to the full extent permitted by law.

20.     Entire Agreement; Amendments. This Agreement, together with the other written agreements referred to herein, is intended by the Parties to be the final expression of their agreement with respect to the subject matter hereof, and is intended as the complete and exclusive statement of the terms of the Agreement between the Parties. As such, this Agreement supersedes any and all prior understandings between the Parties, whether oral or written. Any amendments to this Agreement shall be in writing and must be signed by both Parties to be effective.

21.     Merger. The obligations, covenants, representations, warranties and remedies set forth in this Agreement, including, but not limited to Section 33, shall not merge with transfer of title but shall survive the Closing. Each Party shall indemnify the other Party and hold the other Party free, clear and harmless from and against all claims, liabilities, losses, damages, costs, expenses (including reasonable attorneys’ fees) that are asserted against or incurred by that other Party and that arise from, result from or relate to any fact or condition that is contrary to any fact or condition represented or warranted by the indemnifying Party.

22.     Further Actions. Each party shall execute and deliver or cause to be executed and delivered any and all instruments reasonably required to convey the Property to PURCHASER and to vest in each party all rights, interests and benefits intended to be conferred by this Agreement.

23.     Interpretation; Governing Law. This Agreement shall be construed as if prepared by both Parties. This Agreement shall be construed, interpreted and governed by the laws of the State of Nevada. Venue for any action to enforce this Agreement shall be within Clark County, Nevada.

24.     1099 Reporting. The Title Company is designated as the party responsible for filing a Form 1099 with the Internal Revenue Service promptly after Closing, to the extent required by the Internal Revenue Code and Treasury Regulations.

25.     No Waiver. The failure of either Party to complain of any act or omission on the part of the other Party, no matter how long it may continue, shall not be deemed to be a waiver by any Party to any of its rights hereunder except as expressly provided for in this Agreement. No waiver by any Party at any time, expressed or implied, of any breach of any provision of this Agreement shall be deemed a waiver of a breach of any other provision. If any action by any Party shall require the consent or approval of another Party, the consent or approval of the action on any one occasion shall not be deemed a consent to or approval of that action on any subsequent occasion or a consent to or approval of any other action on the same or any subsequent occasion.

26.     Recording. This Agreement shall not be recorded in the office for the recording of deeds or in any other office or place of public record.

27.     Legal Representation. This Agreement is the result of negotiations by and between the Parties hereto and said Parties covenant that both have obtained legal representation in the preparation of this Agreement, therefore this Agreement should not be construed against either Party as draftsperson.

28.     Performance of Acts on Business Days. Unless specifically stated to the contrary, all references to days herein shall be deemed to refer to calendar days. In the event that the final date for payment of any amount or performance of any act hereunder falls on a Saturday, Sunday or holiday, such payment may be made or act performed on the next succeeding business day.

29.     Survival. All agreements and obligations of each of the Parties set forth herein, to the extent same are not completed and fully performed at the Closing, shall survive the Closing.

30.     Time is of the Essence. Time is of the essence for this Agreement. All Parties shall perform their obligations under this Agreement strictly within the required time frames.

31.     Confidentiality. A Party shall not disclose to any third party the specific terms or conditions of this Agreement without the written consent of the other Party, subject to the following:

31.1	Disclosure may be made during the course of a proceeding before a court or governmental agency;

31.2	Disclosure may be made to a Party's attorneys, accountants and other consultants. These consultants shall protect this information from unauthorized copying, use or disclosure; and

31.3	Disclosure may be made in any Securities and Exchange Commission filings and any tax return filings to the extent deemed necessary or advisable by the filing party.

32.     Force Majeure. Neither party shall be in default under the terms of this Agreement if the failure to comply with the terms and conditions of this Agreement is caused by an Uncontrollable Force. An “Uncontrollable Force” is defined as any cause beyond the control of the party affected, including, but not limited to, storm, fire, lightning, riot, civil disturbance, labor disturbance, and restraint by court order or governmental action, which the party could not have reasonably foreseen and avoided. A party cannot claim Uncontrollable Force based the actions of a subcontractor of that party. A party cannot claim Uncontrollable Force if that party’s negligence contributed to the existence of the Uncontrollable Force. A party claiming Uncontrollable Force shall take all reasonable actions to remove the Uncontrollable Force as soon as is reasonably possible. The party claiming Uncontrollable Force shall notify the other party as soon as is reasonably possible of the occurrence and shall keep the other party informed of the actions being taken to remove the Uncontrollable Force.

33.     Undergrounding. The Purchase Price of $20,700,000 is based upon the value of the Property if the Undergrounding occurs. If the Undergrounding does not occur, then the Parties agree that the value of the Property is eighteen million, one hundred and ten thousand dollars ($18,110,000). Therefore, the PURCHASER shall pay to SELLER, eighteen million, one hundred and ten thousand dollars ($18,110,000) at Closing. If (i) the Undergrounding has commenced within five (5) years of the Closing Date, (ii) within seven (7) years of the Closing Date the Facilities have been removed from the Property and relocated and replaced with underground power lines and facilities in Flamingo Road right-of-way and (iii) within seven (7) years of the Closing Date SELLER has vacated, terminated and relinquished its Easement for the Facilities in the northerly 48 feet of the Property (except for any such portion of that Easement area as may be necessary for SELLER to continue to provide service to its customers), then PURCHASER agrees that the value of the Property will have increased by two million, five hundred and ninety thousand dollars ($2,590,000), in which event PURCHASER agrees to then pay to SELLER the $2,590,000 (“Additional Amount”). The Additional Amount shall be paid to SELLER within 30 days of the timely fulfillment of all three (3) of the conditions set forth in clauses (i), (ii) and (iii) of the immediately preceding sentence, including the recording in the Official Records of Clark County, Nevada of the vacation, termination and relinquishment of SELLER’S Easement for the Facilities, time being of the essence. If any one of those 3 conditions is not timely fulfilled, PURCHASER shall have no further obligation to pay the Additional Amount. Each Party shall be responsible for any taxes, assessments, costs and brokerage fees incurred because of the payment of the Additional Amount as a part of the Purchase Price and shall hold the other Party harmless therefrom. For purposes of this Agreement, the Undergrounding shall be deemed to have commenced when (i) all building, construction and encroachment permits necessary for the construction and installation of the replacement facilities have been issued by all State of Nevada and Clark County authorities and (ii) physical trenching and/or pavement removal for the replacement facilities has physically commenced at some location. If a portion of the Property is used for the Undergrounding, or if PURCHASER is required to pay certain costs or expenses for the Undergrounding, SELLER shall not be responsible for any such property loss, costs or expenses, and neither the value of the Property nor the costs or expenses shall be applied to or set-off against the Additional Amount. In the event of any dispute between the Parties relative to a matter set forth in this Section 33 (hereafter referred to as a “Dispute”), the Dispute shall be resolved by final and binding arbitration in accordance with Section 35. If not timely paid when due, the Additional Amount shall accrue simple interest at the rate of 12% per annum, beginning on the date it is due until paid.

34.     Effective Date. The “Effective Date” of this Agreement shall mean the date on which this Agreement is executed by the last of the Parties to execute this Agreement as set forth opposite their respective signatures below.

35.     Arbitration Process. A Dispute shall be resolved by arbitration in accordance with Chapter 38 of Nevada Revised Statutes, unless the Parties agree otherwise. Notice of demand for arbitration shall be given in writing by one Party to the other. Any arbitration shall be conducted before a single arbitrator selected by the Parties. If the Parties are unable to agree upon an arbitrator, the arbitrator shall be appointed by the court and, if reasonably possible, shall be a former, retired or senior justice of the peace or district court judge who has served in that capacity in Clark County, Nevada. The arbitration shall be undertaken without the conduct of any discovery, save and except an exchange of all documents which each Party intends to introduce in the arbitration, copies of which shall be furnished to the other Party not less than five (5) business days prior to the date of the arbitration hearing. The arbitration hearing shall consist of a single hearing to be held in Clark County, Nevada. The decision of the arbitrator shall be final and binding upon the Parties and may be enforced in accordance with the provisions of Chapter 38 of Nevada Revised Statutes. Fees of the arbitrator, other costs of arbitration and reasonable attorneys’ fees of the prevailing Party shall be borne by the non-prevailing Party, with the amount of attorneys’ fees and costs to be determined by the arbitrator in the arbitration.

NEVADA POWER COMPANY

By	/s/ Walter Higgins		1/9/03
	Walter Higgins	Chairman, President & CEO	Date

COAST HOTELS AND CASINOS, INC.

By	/s/ Harlan D. Braaten		1/13/03
	Harlan D. Braaten	President & COO	Date

EXHIBIT “A”

LEGAL DESCRIPTION OF THE PROPERTY

Part of the North 200 feet of the North Half (N 1/2) of the Northwest Quarter (NW 1/4) of Section 21, T21S-R61E, M.D.M., Clark County, Nevada; more particularly described as:

All that land as shown and delineated on that certain Record of Survey on file at the Clark County Recorder’s Office at File 124, Page 0081 and described as Beginning at a point on the North line of the Northwest Quarter (NW 1/4) of the Northwest Quarter (NW 1/4) of said Section 21 that is South 88E25'17” East, 625.29 feet from the Northwest corner of said Section 21;

Thence along said North line, South 88E25'17” East, 716.76 feet to the Northeast corner of the Northwest Quarter (NW 1/4) of the Northwest Quarter (NW 1/4), said Northeast corner also being located on the West line of the Official Plat of Flamingo Estates as recorded in Book 5, Page 22, Clark County Records;

Thence South 00E55'35” East, 144.14 feet along the East line of the Northwest Quarter (NW 1/4) of the Northwest Quarter (NW 1/4) coincidental with the West line of said Flamingo Estates to a point on the North line of Flamingo Road, so-called;

Thence westerly along the North line of said Flamingo Road per Order of Condemnation, Book 950530, Instrument No. 00882, Clark County Records, the following eleven (11) courses:

(1)     North 88E25'17” West, 92.14 feet; and (2) North 58E25'17” West, 9.73 feet; and (3) South 00E58'34” East, 13.11 feet; and (4) North 89E41'40” West, 169.64 feet; and (5) North 88E25'17” West, 349.21 feet; and (6) North 01E34'43” East, 3.00 feet; and (7) North 88E25'17” West, 5.00 feet; and (8) North 01E34'43” East, 3.00 feet; and (9) North 88E25'17” West, 15.00 feet; and (10) South 01E34'43” West, 6.00 feet; and (11) North 88E25'17” West, 78.70 feet;

Thence departing said North line of Flamingo Road, North 00E27'50” West, 156.10 feet to the Point of Beginning.